EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRIME MERIDIAN HOLDING COMPANY REPORTS

SECOND QUARTER 2016 RESULTS

TALLAHASSEE, FL, July 21, 2016 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG) the parent holding company for Prime Meridian Bank today announced unaudited financial results for the three-month and six-month periods ended June 30, 2016. The Company reported net earnings of $582,000, or $0.29 per basic and diluted share, for the quarter ended June 30, 2016, compared to net earnings of $376,000 or $0.19 per basic and diluted share, for the quarter ended June 30, 2015. For the first six months of 2016, the Company reported net earnings of $964,000 or $0.49 per basic and diluted share, compared to net earnings of $825,000, or $0.42 per basic and diluted share for the same period in 2015.

“We continue to be proud of the results our team is delivering,” says President and CEO Sammie D. Dixon, Jr. “From the front line employees to operations, there is a confidence and competence that is getting it done.”

“A consistent and persistent effort in business development helped produce a 54.8% increase in second quarter earnings this year compared to the same period in 2015. We attribute this growth to our team’s solid performance in growing our mortgage business and a general increase in commercial lending as area businesses expand and reinvest,” he continued.

“Plans are becoming a reality in Crawfordville, as well, as construction is underway on our permanent building in that market. We anticipate continued strong growth in new accounts and deposits there as the new facility approaches completion later this year.”

Highlights

•	Net interest income grew $341,000 or 16.2% to $2.5 million over the prior year’s second quarter and $634,000, or 15.4%, to $4.8 million over the prior year’s six-month period, due primarily to increased loan production.

•	Total assets increased $27.9 million, or 11.4%, from December 31, 2015, to $271.9 million.

•	Since December 31, 2015, the Company has grown its net loan portfolio $26.4 million, or 14.1%, to $213.5 million.

•	Mortgage banking revenue continued its strong upward trend, increasing 50.7% and 78.7%, respectively, for the three and six months ended June 30, 2016, compared to the same periods in 2015. The increase is primarily due to a higher volume of mortgage loans.

•	For the six months ended June 30, 2016, the annualized Return on Average Assets was 0.73%, the annualized Return on Average Equity was 7.56% and the net interest margin was 3.76%.

•	The Company began construction on a permanent branch office in Crawfordville, Florida in June 2016 with an expected completion by year-end. This market continues to be a strong source of deposits for the Company.

Earnings Summary

For the quarter ended June 30, 2016, the Company reported net interest income of $2.5 million compared to $2.1 million for the same period a year ago. The $341,000, or 16.2%, increase was driven by increased loan production as the Company reported average loans of $206.3 million for the three months ended June 30, 2016, compared to $164.9 million for the three months ended June 30, 2015. The increase in interest income from loans was partially offset by a $61,000, or 25.1%, decrease in interest income from securities due to lower yields and balances. Also during this period, the Company’s net interest margin declined 13 basis points to 3.78%, due in part, to new loans being originated at lower yields.

For the six months ended June 30, 2016, the Company reported net interest income of $4.8 million compared to $4.1 million for the same period a year ago. The $634,000, or 15.4%, increase was driven by increased loan production as the Company reported average loans of $200.0 million for the six months ended June 30, 2016, compared to $160.1 million for the six months ended June 30, 2015. The increase in interest income from loans was partially offset by an $83,000, or 17.8%, decrease in interest income from securities due to lower yields and balances. Also during this period, the Company’s net interest margin declined 15 basis points to 3.76%, due in part, to new loans being originated at lower yields.

Interest expense was $201,000 for the quarter, an increase of $27,000, or 15.5%, as compared to the same period in 2015. For the six-month period, interest expense increased $51,000 or 14.9%. In both cases, the increase resulted primarily from higher average balances of interest-bearing deposits in 2016.

The provision for loan loss was $170,000 in the second quarter of 2016 compared to $191,000 in the second quarter of 2015. The lower provision stems from an adjustment in the second quarter of our historical loss factors as used in our allowance for loan loss methodology. For the six months ended June 30, 2016, the provision for loan losses was $304,000 compared to $209,000 for the same period a year ago.

Noninterest income increased $203,000, or 82.2%, from the second quarter of 2015 to the second quarter of 2016 and $305,000, or 70.0%, from the first six months of 2015 to the first six months of 2016. Largely driving this growth was mortgage banking revenue, which increased 50.7%, or $76,000, from the second quarter of 2015 to the second quarter of 2016 and which increased $166,000, or 78.7%, in the first six months of 2016 compared to the same period a year ago. Also strongly contributing to the growth in noninterest income was an $87,000 gain from the sale of securities during the second quarter of 2016. Modest gains in service charges and fees on deposit accounts and gains in other income from higher merchant card services and credit card fee income also contributed to growth in noninterest income in both periods.

Noninterest expense increased $242,000, or 15.3%, for the second quarter of 2016 and $629,000, or 20.4%, for the first six months of 2016 compared to the same periods a year ago. With the exception of professional fees, noninterest expenses were up across all categories, partially due to the opening of our Crawfordville office in September, 2015. Also, the majority of the increase occurred in overall bank salaries and employee benefits as full-time equivalent employees increased from 47 at June 30, 2015 to 56 at June 30, 2016.

Balance Sheet

As of June 30, 2016, the Company had grown to $271.9 million in total assets, $240.4 million in deposits, and $213.5 million in portfolio net loans. This compares to $244.0 million in total assets, $217.6 million in deposits, and $187.1 million in portfolio net loans as of December 31, 2015. Loan growth was strong in the second quarter across all sectors. The composition of the Bank’s loan portfolio is as follows:

	As of June 30, 2016		As of December 31, 2015
	Amount	% of Total	Amount	% of Total
Commercial real estate	$63,992	29.6%	$57,847	30.6%
Residential real estate and home equity	83,208	38.6%	69,817	36.9%
Construction	18,691	8.7%	17,493	9.2%
Commercial	45,383	21.0%	40,229	21.3%
Consumer	4,615	2.1%	3,877	2.0%

Total Loans	$215,889	100.00%	$189,263	100.00%
Deferred loan costs	341		286
Allowance for loan and lease losses	(2,775)		(2,473)

Loans, net	$213,455		$187,076

Total stockholders’ equity was $26.2 million, or 9.6% of total assets at June 30, 2016, compared to $24.9 million, or 10.2% of total assets, at December 31, 2015. Book value per share increased from $12.62 at December 31, 2015 to $13.24 at June 30, 2016, with 1,980,472 common shares outstanding. Equity capital and book value per share increased in the first half of 2016 due to earnings and higher accumulated other comprehensive income, the latter of which measures unrealized holding gains or losses (net of income taxes) on investments that are classified as available for sale. As of June 30, 2016, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.16%, an 11.70% Common Equity Tier 1 Risk-Based Capital Ratio, an 11.70% Tier 1 Risk-Based Capital Ratio, and a 12.95% Total Risk-Based Capital Ratio.

Asset Quality

Loans totaling $90,000 were deemed to be impaired under the Bank’s policy at June 30, 2016, while loans totaling $144,000 were deemed to be impaired under the Bank’s policy at December 31, 2015. At June 30, 2016, we had three non-accruing loans in the aggregate amount of $439,000, compared to two non-accruing loans totaling $137,000 at December 31, 2015. We had no net charge-offs for the quarter ended June 30, 2016 and $2,000 in net charge-offs for the six-month period ending June 30, 2016.

Management believes that the allowance for loan losses (“ALLL”), which was $2.8 million, or 1.28% of gross loans at June 30, 2016, is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state- chartered non-member bank. Founded in 2008, the Bank serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida and South Georgia markets. The Bank currently has three office locations, two in Tallahassee, and a third branch in Crawfordville, Florida. As of June 30, 2016, the consolidated Company had 56 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit the investor relations section of our website at www.primemeridianbank.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates, and expectations. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy, and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other reports and statements the Company has filed with Securities and Exchange Commission which is available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Interest income:
Loans	$2,447	$2,033	$4,721	$3,980
Securities	182	243	382	465
Other	23	8	48	21

Total interest income	2,652	2,284	5,151	4,466

Interest Expense:
Deposits	201	166	393	328
Other borrowings	—	8	—	14

Total interest expense	201	174	393	342

Net interest income	2,451	2,110	4,758	4,124
Provision for loan losses	170	191	304	209

Net interest income after provision for loan losses	2,281	1,919	4,454	3,915

Noninterest income:
Service charges and fees on deposit accounts	52	39	100	73
Mortgage banking revenue	226	150	377	211
Income from bank-owned life insurance	13	13	25	25
Gain on sale of securities available for sale	87	—	102	42
Other income	72	45	137	85

Total noninterest income	450	247	741	436

Noninterest expense:
Salaries and employee benefits	959	804	1,944	1,612
Occupancy and equipment*	212	183	415	357
Professional fees	99	161	204	237
Advertising	108	96	267	209
FDIC Assessment	34	29	66	55
Software maintenance, amortization and other*	124	97	250	205
Other	290	214	559	401

Total noninterest expense	1,826	1,584	3,705	3,076

Earnings before income taxes	905	582	1,490	1,275
Income taxes	323	206	526	450

Net earnings	$582	376	$964	825

Basic earnings per share	$0.29	$0.19	$0.49	$0.42
Diluted earnings per share	$0.29	$0.19	$0.49	$0.42

*Certain noninterest expenses were reclassified from occupancy and equipment to software maintence, amortization, and other for the three months and six months ended June 30, 2015 to conform to 2016 presentation. The reclassification of expenses had no effect on net earnings.

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	June 30, 2016	December 31, 2015
	(unaudited)	(audited)
Assets
Cash & cash equivalents	$10,799	8,429
Securities available for sale	35,939	38,063
Loans, held for sale	4,125	2,722
Loans, net	213,455	187,076
Federal Home Loan Bank stock	390	189
Premises & equipment, net	4,221	4,222
Accrued interest receivable	721	692
Bank-owned life insurance	1,687	1,662
Other assets	601	989

Total Assets	$271,938	244,044

Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	55,951	50,158
Savings, NOW and money-market deposits	162,908	144,801
Time deposits	21,524	22,614
Federal Home Loan Bank advance	4,000	—
Official checks	767	744
Other liabilities	574	794

Total Liabilities	245,724	219,111

Total Stockholders’ Equity	26,214	24,933

Total Liabilities and Stockholders’ Equity	$271,938	244,044

Prime Meridian Holding Company and Subsidiary

Financial Highlights (unaudited)

	Three Months Ended		Six Months Ended		Year Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015	Dec. 31, 2015	Dec. 31, 2014
Per Share Data:
Earnings per share – Basic	$0.29	$0.19	$0.49	$0.42	$0.88	$0.59
Earnings per share – Diluted	$0.29	$0.19	$0.49	$0.42	$0.87	$0.58
Book value per share	$13.24	$12.19	$13.24	$12.19	$12.62	$11.78

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.87%	0.67%	0.73%	0.75%	0.74%	0.48%
Return on average equity(1)	9.04%	6.37%	7.56%	7.05%	7.15%	5.21%
Average yield on earning assets	4.09%	4.23%	4.07%	4.23%	4.19%	4.02%
Net interest margin	3.78%	3.91%	3.76%	3.91%	3.87%	3.70%
Efficiency ratio(2)	62.94%	67.20%	67.38%	67.46%	69.08%	72.24%

Asset Quality Data:
Nonaccrual loans	$439,000	$168,000	$439,000	168,000	$137,000	$171,000
Total non-performing assets	$439,000	$168,000	$439,000	168,000	$137,000	$171,000
Non-peforming assets/total assets	0.16%	0.07%	0.16%	0.07%	0.06%	0.08%

Regulatory Capital Ratios (Bank):
Tier 1 Leverage Capital Ratio	9.16%	10.04%	9.16%	10.04%	9.48%	9.52%
Common Equity Tier I Capital Ratio	11.70%	13.10%	11.70%	13.10%	12.79%	12.84%
Tier I Risk Based Capital Ratio	11.70%	13.10%	11.70%	13.10%	12.79%	12.84%
Total Capital Ratio	12.95%	14.35%	12.95%	14.35%	14.05%	14.09%

1 ROAA and ROAE are annualized

2 Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

CONTACT:	R. Randy Guemple, Chief Financial Officer (850) 907-2301 Prime Meridian Holding Company Website: www.primemeridianbank.com